Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the capital stock of Commercial Bancgroup, Inc. (the “Company”) and the material provisions of the Company’s amended and restated charter (the “A&R Charter”) and amended and restated bylaws (the “A&R Bylaws”). This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Tennessee Business Corporation Act (“TBCA”) and to the A&R Charter and A&R Bylaws, which are filed as exhibits to this Annual Report on Form 10-K. Under the A&R Charter, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.01 par value per share (“common stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”).

All of the Company’s outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters on which the common stock is entitled to vote and are not entitled to cumulative voting in the election of directors. At any meeting of the Company’s shareholders, the holders of a majority of the shares entitled to vote on a matter, present in person or by proxy, will constitute a quorum for such meeting with respect to that matter. Generally, if a quorum is present, action on any matter, other than the election of directors (see “— Election and Removal of Directors” below), by the Company’s shareholders will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by the A&R Charter or A&R Bylaws or the TBCA.

Dividend Rights. The Company’s shareholders are entitled to receive dividends on common stock only when, as and if declared by the board of directors of the Company (the “Board”) from funds legally available therefor under the TBCA and as limited by applicable banking laws and regulations and regulatory policy, subject to the satisfaction of any preferential dividend rights of holders of any other class or series of capital stock of the Company. The principal source of funds for the payment of dividends by the Company is the payment of dividends to it by the Company’s wholly owned bank subsidiary, Commercial Bank.

Liquidation and Dissolution Rights. In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to receive the net assets of the Company upon the liquidation or dissolution of the Company, subject to the satisfaction of any preferential rights of holders of any other class or series of capital stock of the Company to receive such assets.

Other Rights. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of preferred stock.

Preferred Stock

The Board has the authority to issue preferred stock from time to time in one or more series, to establish the number of shares constituting each such series and, within the limitations set forth in the TBCA, to fix the designation and preferences, limitations, and relative rights of each such series.

The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders of the Company and may adversely affect the voting and other rights of the holders of common stock. At present, the Company has no plans to issue any of the preferred stock. The authority of the Board with respect to any series of preferred stock includes, without limitation:

●	the number of shares constituting the series;

●	general or specific voting rights;

●	preferential liquidation rights;

●	preferential cumulative or noncumulative dividend rights;

●	redemption or put rights; and

●	conversion rights.

The Company may issue shares of, or rights to purchase shares of, one or more series of preferred stock the terms of which might:

●	adversely affect the voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

●	discourage an unsolicited proposal to acquire the Company; or

●	facilitate a particular business combination involving the Company.

Election and Removal of Directors

The Board will consist of between five and 25 directors, with the exact number of directors to be fixed from time to time by resolution of the Board or by the shareholders of the Company. The directors are divided into three classes designated Class I, Class II, and Class III with staggered three-year terms. The number of directors in each class will at all times be as equal as possible. Only the directors in one class will be subject to election at each annual meeting of shareholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A director may be removed by the shareholders of the Company only for cause or for cause by the vote of a majority of all members of the Board, in each case only at a meeting called for such purpose.

Advance Notice for Shareholder Proposals or Making Director Nominations at Meetings

The A&R Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of the shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Generally, and subject to any other applicable requirements, only such business may be conducted at a meeting of Company shareholders as has been brought before the meeting by, or at the direction of, the Board or by a shareholder of record who has given to the Corporate Secretary of the Company timely written notice in proper form of the shareholder’s intention to bring that business before the meeting. Generally, only persons who are selected and recommended by the Board, or the committee of the Board designated to make nominations, or who are nominated by a shareholder who has given timely written notice in proper form to the Corporate Secretary of the Company, will be eligible for election as directors.

To be timely, notice of shareholder proposals or director nominations to be brought before a meeting of shareholders must be delivered to the Company’s principal office within the following time periods:

●	in the case of an annual meeting of shareholders to be held on a date that is not more than 30 calendar days in advance of and not more than 70 calendar days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the anniversary of the previous year’s annual meeting, or in the case of any other annual meeting of shareholders, the close of business on the 10th calendar day following the date of public disclosure of the date of such meeting; and

●	in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th calendar day following the day on which notice of the date of the special meeting was given or public disclosure of the date of the special meeting was made, whichever first occurs.

The adjournment or postponement of an annual meeting, or the announcement thereof, will not commence a new time period (or extend any notice time period) for the giving of a shareholder’s notice as described above.

The notice of any shareholder proposal or nomination of an individual for election as a director must set forth certain information required under the A&R Bylaws and certain proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A shareholder submitting notice of a shareholder proposal or director nomination must provide, among other things, the shareholder’s name and address as they appear on the books of the Company and the class and number of shares of capital stock owned beneficially or of record by the Company shareholders.

Amendment of Charter and Bylaws

The A&R Charter may be amended by the Board to the fullest extent permitted by the TBCA and by Company shareholders only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is expressly required by the TBCA or the A&R Charter. The provision of the A&R Charter providing for limitations on the liability of the Company directors may only be amended upon the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast.

Company shareholders may amend the A&R Bylaws only upon the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is required by the A&R Charter or the TBCA. Additionally, the Board may amend the A&R Bylaws upon the affirmative vote of a majority of all members of the Board, unless a greater vote is required by the A&R Charter or the TBCA.

Ownership Limitations

The Company is a bank holding company and, as a result, the ability of persons to acquire Company common stock is limited by applicable banking laws and regulations. Under certain circumstances, a person may need to obtain regulatory approval before acquiring common stock. Generally, the Bank Holding Company Act of 1956, as amended (the “BHC Act”), requires any other bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of Company outstanding common stock. Any company that owns, controls, or holds the power to vote 25% or more of the Company’s outstanding common stock, either directly or acting through one or more other persons, or that otherwise is deemed to control the Company under the BHC Act, would be subject to regulation as a bank holding company under the BHC Act. Additionally, a person other than a bank holding company may be required to seek and obtain the prior approval of the Federal Reserve under the Change in Bank Control Act before acquiring, directly or indirectly or in concert with one or more other persons, 10% or more of the Company’s outstanding common stock. Further, generally and subject to certain exceptions, the prior approval of the Tennessee Department of Financial Institutions is required for a person to, directly or indirectly, acquire 25% or more of the Company’s outstanding common stock.

Special Meetings

Under the A&R Charter and A&R Bylaws, special meetings of shareholders may only be called by the Chairperson of the Board, the Chief Executive Officer of the Company, majority vote of all directors then in office, or the holders of 25% or more of the issued and outstanding shares of Company voting stock entitled to vote on any matter proposed to be considered at such special meeting.

Limitation of Liability of Directors and Officers

The TBCA generally provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (i) such person’s conduct was in good faith; (ii) in the case of conduct in an official capacity with the corporation, such person reasonably believed such conduct was in the corporation’s best interests, and in all other cases such person reasonably believed that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe such conduct was unlawful. In a proceeding brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that, in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where a director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding, unless limited by the corporation’s charter. The TBCA provides that, unless a corporation’s charter provides otherwise, a director or officer may apply to a court of competent jurisdiction for indemnification, and the court may order that the director or officer be indemnified, if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, regardless of whether (i) such officer or director has met the standard of conduct for indemnification set forth in the TBCA or (ii) such officer or director has been adjudged liable to the corporation in a proceeding by or in the right of the corporation, or on the basis that the officer or director improperly received a personal benefit in a proceeding charging improper benefit (but if the director or officer has been adjudged so liable, indemnification is limited to reasonable expenses incurred).

The A&R Charter and A&R Bylaws provide generally that the Company will indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons, including employees and agents, it has the power to indemnify and advance expenses to under the TBCA, in each case to the fullest extent permitted by the TBCA (even if indemnification and the advancement of expenses is permissive under the TBCA) and applicable federal laws and regulations, including applicable federal regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time. The right of any director or officer of the Company to indemnification conferred in the A&R Charter or A&R Bylaws also includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided that advancements of expenses are to be made only upon delivery by the director or officer to the Company of an undertaking by and on behalf of such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses.

Anti-takeover Effect of Governing Documents and Applicable Law

Some provisions of the A&R Charter and the A&R Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by Company shareholders to be in their best interests. These provisions, listed below, are intended to encourage persons seeking to acquire control of the Company to first negotiate with the Board. These provisions may also serve to discourage hostile takeover practices and inadequate takeover bids. The Company believes that these provisions are beneficial because the negotiation they encourage could result in improved terms in an unsolicited proposal.

●	The A&R Charter provides that the Board may issue “blank check” preferred stock without shareholder approval (see “— Preferred Stock” above);

●	The Company has a staggered Board, and the directors may only be removed for cause (see “— Election and Removal of Directors” above);

●	The A&R Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected (see “— Advance Notice for Shareholder Proposals or Making Director Nominations at Meetings” above); and

●	Special meetings of shareholders may only be called by the Chairperson of the Board, the Chief Executive Officer of the Company, majority vote of all directors then in office, or the holders of 25% or more of the issued and outstanding shares of Company voting stock entitled to vote on any matter proposed to be considered at such special meeting (see “— Special Meetings” above).

In addition to certain of the provisions in the A&R Charter and the A&R Bylaws discussed above, the State of Tennessee has adopted statutes that can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in a premium over the market price for shares of Company common stock.

The Tennessee Control Share Acquisition Act generally provides that, except as discussed below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to the shares owned by such person, would entitle such person, upon acquisition of the shares, to exercise or direct the exercise of voting power of a corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. However, voting rights can be restored to control shares by resolution of a corporation’s shareholders approved by the affirmative vote of the holders of a majority of the corporation’s shares entitled to vote generally in the election of directors, other than shares owned by the owner of the control shares, officers of the corporation, or an employee of the corporation who is also a director of the corporation. A corporation’s charter or bylaws may provide that, if voting rights are granted to control shares which give the holder thereof a majority of all voting power entitled to vote generally in the election of a corporation’s directors, then the corporation’s shareholders who have not voted in favor of granting such voting rights to the control shares shall be entitled to an appraisal of the fair value of their shares in accordance with the TBCA.

The Tennessee Control Share Acquisition Act is not applicable to the Company because neither the A&R Charter nor the A&R Bylaws contain a specific provision “opting in” to the act, as is required.

The Tennessee Investor Protection Act provides generally that, unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the corporation, any of which were purchased within the preceding year, may make a takeover offer for any class of equity securities of the corporation if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the corporation, unless the offeror, before making such purchase, (i) makes a public announcement of the offeror’s intention with respect to changing or influencing the management or control of the corporation; (ii) makes a full, fair, and effective disclosure of such intention to the person(s) from whom the offeror intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the “C&I Commissioner”) and the corporation a statement signifying such intentions and containing such additional information as may be prescribed by the C&I Commissioner. The offeror must provide that any equity securities of the corporation deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective, or after 60 days from the date the offer has become effective, except as the C&I Commissioner may otherwise prescribe for the protection of investors. If the takeover offer is for less than all the outstanding equity securities of any class, and if the number of securities deposited or tendered pursuant thereto within 10 days after the offer has become effective, and copies of the offer or notice of any increase in the consideration offered are first published or sent or given to offerees, is greater than the number the offeror has offered to accept and pay for, the securities must be accepted pro rata according to the number of securities deposited or tendered by or on behalf of each offeree. If an offeror varies the terms of a takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The Tennessee Investor Protection Act does not apply to the Company because the act by its terms does not apply to bank holding companies subject to regulation by a federal agency.

The Tennessee Business Combination Act generally prohibits a “business combination” by a corporation or any of its subsidiaries with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. A corporation or any of its subsidiaries can, however, enter into a business combination within such period if, before the interested shareholder became an interested shareholder, the corporation’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After this five-year moratorium, a business combination with an interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by the affirmative vote of the holders of two thirds (2/3) of the voting stock of the corporation not beneficially owned by the interested shareholder or affiliates or associates of the interested shareholder. For purposes of these provisions of the Tennessee Business Combination Act, a “business combination” generally includes mergers, share exchanges, certain sales, leases, and other dispositions of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person that beneficially owns 10% or more of the voting power of any class or series of outstanding voting stock of certain Tennessee-chartered corporations. The Tennessee Business Combination Act applies to the Company because the Company has not opted out of the application of such act by amendment to the A&R Charter or A&R Bylaws.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the U.S. Securities and Exchange Commission pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, a corporation may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Listing of and Trading Market for Common Stock

The common stock is listed on The Nasdaq Stock Market LLC under the symbol “CBK.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Broadridge Corporate Issuer Solutions, LLC.